Exhibit 99.1
ASX ANNOUNCEMENT
12 August 2008
HeartWare presentation at Canaccord Adams Global Growth Conference
Framingham, MA and Sydney, Australia, 12 August 2008: HeartWare Limited (ASX: HTW) advises that it will be participating in the Canaccord Adams Global Growth Conference, to be held in Boston from 12th — 14th August 2008.
Doug Godshall, President and Chief Executive Officer will present a company update at 9:30am on Wednesday 13th August 2008 (U.S. Eastern time).
A webcast of the presentation will be available through the conference website at http://www.corporate-ir.net/ireye/conflobby.zhtml?ticker=HTW.AX&item_id=1887733 or through the HeartWare website at www.heartware.com. A copy of the presentation is attached.
About HeartWare
HeartWare develops and manufactures miniaturized implantable heart pumps, or Left Ventricular Assist Devices (LVADs), to treat patients suffering from advanced heart failure. The Company is developing smaller and less invasive pumps which it believes will be the key to unlocking the potential of a large and underserved market. The HeartWare® LVAD is the only full-output pump designed to be implanted in the chest, avoiding the abdominal surgery generally required to implant competing devices. The device is currently the subject of an international clinical trial involving five investigational centres in Europe and Australia. The Company has received conditional approval from the US FDA to commence a pivotal clinical trial in the United States for a Bridge-to-Transplant indication.
For further information:

www.heartware.com.au Howard Leibman Director Corporate Development HeartWare Limited Email. howard.leibman@heartware.com.au Tel. +61 2 9238 2064	US Investor Relations Matt Clawson Partner Allen & Caron, Inc. Email. matt@allencaron.com Tel. +1 949 474 4300